Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30226, 333-32643, 333-43079, 333-39954, 333-62870, 333-67378, 333-67380, 333-101210, 333-147182, 333-163642, 333-190847, 333-190848 and 333-190849), on Form S-3 (Nos. 333-26103, 333-85973 and 333-179879), and on Form S-4 (No. 333-56623) of McKesson Corporation of our reports dated February 19, 2014 relating to the unconsolidated financial statements of Lloyds Pharmacy Limited and AAH Pharmaceuticals Limited. The audited consolidated financial statements of Celesio AG which consolidate Lloyds Pharmacy Limited and AAH Pharmaceuticals Limited appear in the Current Report on Form 8-K/A of McKesson Corporation’s dated March 5, 2014.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milton Keynes, United Kingdom

March 5, 2014